NEOS ETF Trust N-CSR

Exhibit 99.(a)(4)

Change in Independent Registered Public Accounting Firm

Effective March 9, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Funds. The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

From the Funds inception, August 30, 2022, through March 9, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements.

On March 16, 2023, the Audit Committee of the Board of Trustees also recommended and the Board approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending May 31, 2023.

From the Funds inception, August 30, 2022, through March 16, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

July 27, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: NEOS ETF Trust (formerly SHP ETF Trust)

File no. 811-23645

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of FIS Christian Stock Fund (formally FIS Biblically Responsible Risk Managed ETF), FIS Knights of Columbus Global Belief ETF, NEOS Enhanced Income Cash Alternative ETF, NEOS S&P 500® High Income ETF, and NEOS Enhanced Income Aggregate Bond ETF, each a series of NEOS ETF Trust (formerly SHP ETF Trust), dated July 27, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP